                                                                   Exhibit D-3.2


                               STATE OF ILLINOIS
                         ILLINOIS COMMERCE COMMISSION


Commonwealth Edison Company                    )
                                               )
Notice of transfer of generating assets and    )
wholesale marketing business and entry into    )
related agreements pursuant to Section         )
16-111(g) of the Illinois Public Utilities     )
Act.                                           )



                         NOTICE OF TRANSFER OF ASSETS
                       AND WHOLESALE MARKETING BUSINESS


To the Illinois Commerce Commission:

          Pursuant to Section 16-111(g) of the Illinois Public Utilities Act ("Act"), 220 ILCS 5/16-111(g), Commonwealth Edison Company ("ComEd" or the "Company") hereby notifies the Commission of the Company's intent to engage in all of the transactions and activities set forth in the agreements attached hereto as Appendices A-D. In general, pursuant to those agreements ComEd intends to transfer to an affiliate ("Exelon Genco") all of its nuclear electric generating assets ("Nuclear Stations"), together with certain related assets and obligations, and its wholesale marketing business, including any and all real and personal property used to conduct that business, in exchange for ComEd common stock. Additionally, ComEd will assign to Exelon Genco its rights and obligations under various power supply agreements. (The various steps involved in the transfer of assets, rights, obligations and the wholesale marketing business shall be referred to collectively as the "Transfer.")

          Previously, on March 16, 2000, the Company filed a notice ("March 16 Notice") of its intent to transfer the nuclear assets and wholesale marketing business to Exelon Genco. The Commission set the March 16 Notice for hearing in Docket 00-0244. During the course of

                                                                   Exhibit D-3.2

that proceeding, the Company determined that it would be appropriate to transfer the Company's investment in Concomber, Ltd. ("Concomber") to Exelon Genco. Concomber is a wholly-owned subsidiary of ComEd that writes insurance policies for certain work performed by third-party vendors at the generating stations. On May 18, 2000, the Company voluntarily moved to dismiss Docket 00-0244.

          Other than the transfer of the common stock of Concomber, the effect of the Transfer described herein on ComEd will be identical to that of the transfer under consideration in Docket 00-0244. From the date of the Transfer through 2004, ComEd will obtain all of its power supply from Exelon Genco. In 2005 and 2006, ComEd will obtain all of its power supply from Exelon Genco, up to the available capacity of the Nuclear Stations. ComEd will obtain any additional supply required from market sources in 2005 and 2006, and, subsequent to 2006, would obtain all of its supply from market sources, which could include Exelon Genco.

          In connection with the Transfer, the Company intends to enter into various agreements with Exelon Genco, including a contribution agreement (the "Contribution Agreement") (generally in the form of Appendix A), an interconnection agreement ("Interconnection Agreement") (generally in the form of Appendix B) pertaining to each Nuclear Station, a facilities and easement agreement at the Zion Station ("Facilities Agreement") (generally in the form of Appendix C) and a power purchase agreement (the "PPA") (generally in the form of Appendix D).

          Exelon Genco will be formed upon, and the Transfer will take place upon or shortly after, the closing of the merger of ComEd's parent, Unicom Corporation ("Unicom"), with PECO Energy Company ("PECO"). As ComEd has previously notified the Commission under Section 16-111(g) (the "Merger Notice"), Unicom has agreed to merge with a new holding

                                                                   Exhibit D-3.2

company affiliate of PECO to form Exelon, Inc. ("Exelon"). Prior to or at the time that ComEd transfers its assets, PECO also will transfer its electric generating resources and wholesale marketing operations to Exelon Genco. As a result of ComEd's and PECO's transfers, all of Exelon's generation and wholesale marketing operations will be under central control.

          Beyond the benefits associated with centralizing generation and wholesale marketing operations, the Transfer offers two significant benefits for
ComEd and its retail customers:   (i) it will further separate ComEd's wires
(transmission and distribution) function from the generation and wholesale marketing functions, and (ii) it will offer ComEd protection from certain operational and financial risks associated with its Nuclear Stations. By relocating the generating and wholesale marketing businesses, and shifting associated risks, to Exelon Genco, the Transfer is a further significant step in the restructuring of ComEd's operations to both facilitate and adapt to the development of competitive retail and wholesale markets.

          The Transfer will bring these benefits to ComEd with no adverse effect on system reliability. The same management that recently has resurrected the nuclear plants' operating performance will continue to manage the plants.
Exelon Genco will have access to the same sources of supply as ComEd, and will bring to the table the expertise of PECO's highly respected "PowerTeam" -- an industry leading wholesale energy group.

          Further, as shown in Appendix L hereto, the Transfer will not negatively affect ComEd's rate of return on common equity ("ROE"), and therefore will have no adverse effect on retail rates. Moreover, the Transfer protects the Company's ROE from many of the risks associated with nuclear plant operation and the advent of retail competition.

          In connection with the Transfer, ComEd will transfer all assets in its qualified and non-qualified nuclear decommissioning trusts to Exelon Genco, which will then be responsible

                                                                   Exhibit D-3.2

for administering the decommissioning trusts. Under the Contribution Agreement, ComEd will remain liable for the funding of the unfunded decommissioning liability, and will continue to collect decommissioning charges from customers. On May 17, 2000, the Company filed a petition to initiate a separate proceeding to address issues relating to post-Transfer decommissioning charge recovery.

          The Company anticipates that the Commission will set this Notice for hearing. To allow the Commission to take full advantage of the 90 day period under Section 16-111(g), the Company includes with its Notice, as Appendices E and F, respectively, the direct testimony of two individuals: Mr. Robert McDonald, Unicom's Vice President Strategic Planning and Mr. Robert Berdelle, Unicom's Vice President and Comptroller.

I.   Description of the Transfer

     A.   The Parties

          The principal parties to the transfer are ComEd and Exelon Genco, which will be affiliates under common ownership by Exelon./1/

          ComEd.  ComEd is engaged in the production, transmission, distribution
          -----
and sale of electricity to wholesale and retail customers. ComEd provides service to more than 3.4 million customers (nearly 300,000 are commercial and industrial customers, and the rest

-------------------
/1/ As will be discussed, the Transfer will be achieved through the use of a new ComEd subsidiary, which will be created for the sole purpose of effectuating the Transfer.

                                                                   Exhibit D-2.3

residential) across northern Illinois, or 70 percent of the state's population, covering approximately one-fifth of the state of Illinois (including the city of Chicago).

          ComEd's current net generating capability is approximately 9,550 megawatts (MW), supplied by five Nuclear Stations. (ComEd has a sixth Nuclear Station, Zion, which has been retired.) In December 1999, ComEd completed the sale of 9,772 MW of fossil plants to Edison Mission Energy ("EME"). The Commission previously approved that sale in Docket No. 99-0282. In connection with the EME sale, ComEd entered into certain PPAs with EME. The EME PPAs entitle ComEd to purchase capacity and energy from EME on specified terms through December 31, 2004.

          Prior to the EME sale, ComEd had sold fossil plants to affiliates of Dominion Resources, Inc. ("Dominion") and Southern Company ("Southern"). ComEd had also entered into PPAs with Dominion and Southern. Additionally, going forward, ComEd has PPAs with several independent power producers (IPPs). (The PPAs with EME, Dominion, Southern and the IPPs shall be referred to as the "Fossil Agreements").

          Exelon Genco.  Exelon Genco will be a wholly-owned subsidiary of
          ------------
Exelon that owns and operates to the generation assets and business of ComEd and PECO. As ComEd explained in the November 23 Notice, PECO has more than 100 years of generation plant management experience. PECO participates actively in the deregulated marketplace, trading wholesale power 24 hours a day in 47 states and Canada.

          PECO is recognized as a leading nuclear operator across the industry and has managed other plants under service contracts. PECO's Energy Generation division is responsible for safe, reliable and efficient operation of PECO's power generating facilities, which includes a diverse fleet of nuclear, hydro, and fossil generating units. PECO's substantial nuclear fleet has

                                                                   Exhibit D-2.3

set new nuclear performance standards in safety, capacity factors, refueling efficiency and low operating and maintenance costs, while producing more than 33 billion kilowatt-hours of nuclear electricity in 1998. PECO also has coal, oil, natural gas, landfill gas fired generators, run of the river and pumped storage hydro facilities.

          At the heart of PECO's wholesale power business is PowerTeam -- a five-year old unit that is a leading supplier of reliable electricity to other utilities, cooperatives and marketers all across the continental United States and Canada. PowerTeam's energy sales have grown in each of the past five years, and for the first time, wholesale deliveries exceeded PECO's retail sales in 1998. PowerTeam also has agreements to market full output of plants under construction or planned in Texas, Georgia and Oklahoma.

          PECO also has an interest in AmerGen, a partnership with British Energy, which was formed in 1997 to acquire additional nuclear generating assets. Both PECO and British Energy have strong operating cultures for safety and reliability. AmerGen has acquired (with this Commission's approval) the Clinton Power Station in southern Illinois.

     B.   Assets and Obligations To Be Transferred

          The specific assets ComEd intends to transfer to Exelon Genco are identified and described in the Contribution Agreement (Appendix A). ComEd intends to transfer and/or assign to Exelon Genco (as applicable): (i) all six of its Nuclear Stations, including the land on which they sit, and the equipment used in their operation; (ii) the Company's rights under the Fossil Agreements;
(iii) various fuel supply agreements and other leases and contracts related to the generation business; (iv) all personal and real property, assets and obligations related to and used in the conduct of ComEd's wholesale marketing business (e.g., computers, trading floor equipment, trading floor lease, etc.); and (v) the capital stock of Concomber held by ComEd.

                                                                   Exhibit D-2.3

          ComEd will also transfer to Exelon Genco all assets, including investments, held in ComEd's decommissioning trusts. ComEd will retain the obligation to collect unfunded decommissioning cost charges from customers, and to forward such funds to Exelon Genco.

          ComEd will not transfer to Exelon Genco any transmission or distribution assets, except for the synchronous condensers at the closed Zion facility, and the parcels of land on which those condensers and certain other facilities sit. ComEd will retain the right to operate and control the condensers./2/ ComEd will continue to own and operate its transmission and distribution assets subject to any current or future obligations to the Midwest Independent System Operator.




--------------
/2/ The Company notes that it is transferring certain step-up transformers, generator leads and related facilities. These assets, which are not reflected in transmission rates, and which are typically viewed as generating assets, are nonetheless considered to be jurisdictional (i.e., transmission) assets by FERC for purposes of Section 203 of the Federal Power Act. Accordingly, as will be discussed, ComEd has obtained FERC approval of the Transfer.

                                                                   Exhibit D-2.3

     C.   The PPA

          A central feature of the Transfer is the PPA (Appendix D), a power supply agreement under which Exelon Genco will supply all of ComEd's requirements from the date of the Transfer through December 31, 2004 (the "Initial Term"), and will supply all of ComEd's requirements up to the available capacity of the Nuclear Stations in 2005 and 2006. The PPA will ensure ComEd a reliable source of supply, while at the same time protecting ComEd from both the risk of suboptimal performance of the nuclear units and many of the financial effects of load loss associated with the transition to a competitive retail market.

          Under the PPA, Exelon Genco will be ComEd's sole external source of supply during the Initial Term of the PPA./3/ Exelon Genco will supply all capacity and energy required by ComEd to serve its load, satisfy applicable reliability requirements, provide ancillary services and satisfy any and all other obligations that ComEd may have. To satisfy ComEd's requirements, Exelon Genco will rely on the same sources of supply that would otherwise be available to ComEd: the nuclear units; the Fossil Agreements; and other market sources. In this regard, then, Exelon Genco will rely on the same sources of supply that ComEd would rely on were the Transfer never to occur. However, the prices will be fixed for the Initial Term to protect ComEd from any increases in cost, whether due to operating costs, additional investment or market prices.

          The PPA sets forth a schedule of energy prices, on- and off-peak, by month for the full term of the agreement. (ComEd will not pay a separate capacity charge.) The price of

---------------
/3/ ComEd may still, from time to time, employ small generators (known as "distributed generation") throughout its system for reliability purposes. ComEd will also continue to make purchases from other entities to the extent required by law, such as under the Public Utility Regulatory Policy Act of 1978.

                                                                   Exhibit D-2.3

energy provided to ComEd under the PPA is intended to reflect the cost to ComEd of the same supply mix were the Transfer never to occur.

          The monthly prices were developed on the basis of ComEd's cost of service associated with the Nuclear Stations, prices under the Fossil Agreements, and projections of energy market prices. The Transfer is not intended to lock in ComEd's power supply costs at an historical level that is higher than costs going forward. Accordingly, the Nuclear Station costs reflect both a projected write-down of investment in the Nuclear Stations at closing of the Unicom-PECO merger and the benefit of the improvement of the Nuclear Stations' operating performance in recent periods. In other words, the PPA pricing recognizes a reduction in plant investment and an increase in the units' operation at higher capacity factors than those at which they have historically operated.

          The pricing in the PPA protects ComEd from risk that nuclear plant performance deteriorates during the term of the agreement. Naturally, ComEd does not expect that the same team that has rescued the nuclear units from the prior performance patterns and established an admirable operating record would allow the units to return to their prior performance patterns. Nonetheless, under the PPA, ComEd will no longer bear that risk; it will become Exelon Genco's risk. ComEd will pay prices based on high operating performance levels regardless of actual performance. This not only protects ComEd from nuclear plant operating risk, but also provides Exelon Genco with a significant incentive to keep the plants running well. Any operating performance slippage will accrue to the sole detriment of Exelon Genco.

          The PPA pricing also allows ComEd's power supply costs to rise and fall with its load. ComEd will no longer have any fixed costs that it has to cover regardless of load levels. Rather, ComEd will only be required to pay for that energy which it needs. If ComEd's load

                                                                   Exhibit D-3.2

falls, its costs fall, as well, in proportion to the reduction in load. This feature protects ComEd's ROE from a significant risk associated with the level of load switching to other suppliers.

     D.   Post-Transfer Management

          The Transfer reflects ComEd's effort to further restructure its operations to reflect the new environment. As ComEd explained in the Merger Notice, generation has become a more complex operation than it was in the past, with a different set of risks, and demands increasing levels of managerial attention. At the same time, ComEd is striving to improve its distribution and transmission system performance, which also requires an increasing amount of management's time. Further, ComEd needs to assure that the company will continue to be healthy financially as it faces increasing levels of competition.

          The Transfer will separate Exelon's generation function from ComEd's transmission and distribution operations, and will not interfere in any respect with the operation of the transmission and distribution systems. ComEd will have a Distribution President, Mr. Carl Croskey, who will be responsible for delivery services. Because ComEd will no longer be in the wholesale power marketing business, the position of Distribution President will be able to focus principally on distribution operations.

          Exelon Genco will continue the present focus on maintaining excellent performance at its nuclear plants. Mr. Oliver D. Kingsley, Jr. will be the Chief Nuclear Officer of the combined ComEd-PECO system.

     E.   Mechanics of the Transfer

          The specific steps that will be followed to effect the Transfer are set forth on Appendix G.

                                                                   Exhibit D-3.2

II.  Satisfaction of Regulatory Requirements

     A.   Provision of Information Required under Section 16-111(g)

          Section 16-111(g) provides that an electric utility transferring ownership of electric generating assets must comply with the provisions of
Section 16-128(c) and (d) of the Act, as applicable, and give the Commission certain information and at least 30 days notice of the transfer. ComEd provides the following information and commitment required by Section 16-111(g) of the
Act:
          (i) a complete statement of the entries that the electric utility will make on its books and records of account to implement the proposed reorganization or transaction together with a certification from an independent certified public accountant that such entries are in accord with generally accepted principles and, if the Commission has previously approved guidelines for cost allocations between the utility and its affiliates, a certification from the chief accounting officer of the utility that such entries are in accord with those cost allocation guidelines

          The statement of entries and required certifications are attached as Appendices H, I and J./4/

          (ii) a description of how the electric utility will use proceeds of any sale,assignment, lease or transfer to retire debt or otherwise reduce or recover the costs of services provided by such electric utility

          The Transfer will not produce any proceeds for ComEd. The Transfer will be accomplished by making a capital contribution of the assets to Exelon Genco. In return, ComEd

_________________________
/4/ Portions of Appendix H are confidential, and that Appendix is being submitted in both redacted and confidential form.

                                                                   Exhibit D-3.2

will receive ComEd common stock from Exelon, with no cash proceeds to ComEd. This exchange will permit ComEd to maintain a reasonable capital structure. The merger of Unicom and PECO Energy will result in significant goodwill being recorded on ComEd's books, thereby significantly increasing the equity component of ComEd's capital structure, absent other measures. The Transfer will result in a capital structure reasonably comparable to that which ComEd will have prior to the merger and Transfer.

          (iii) a list of all federal approvals or approvals required from departments and agencies of the State, other than the Commission, that the electric utility has or will obtain before implementing the reorganization or transaction

          The Transfer requires approval from the following federal regulatory agencies: a) the FERC, under Section 203 of the Federal Power Act for the asset transfer, and under Section 205 of the FPA for the PPA, Facilities Agreements, and Interconnection Agreements; ComEd has received its Section 203 approval from the FERC; ComEd intends to make the Section 205 filing subsequent to the conclusion of any proceeding under Section 16-111(g); b) the Nuclear Regulatory Commission, for a transfer of ComEd's nuclear operating licenses; c) the SEC, under the Public Utility Holding Company Act of 1935; and d) the Federal Communications Commission, for a change in control of telecommunications licenses; e) the Illinois Environmental Protection Agency ("IEPA"), for a change in control of various permits; and f) the Illinois Department of Nuclear Safety with respect to radioactive material licensing. Additionally, the Company will seek appropriate tax rulings from the Internal Revenue Service, and the form of the Transfer is subject to receipt of such rulings.

          (iv) an irrevocable commitment by the electric utility that it will not, as a result of the transaction, impose any stranded cost charges that it might otherwise be allowed to charge retail customers under federal law or increase the transition charges that it is otherwise entitled to collect under this Article XVI

                                                                   Exhibit D-3.2

          ComEd hereby irrevocably commits that it will not, as a result of the Transfer, either impose any stranded cost charges that it might otherwise be allowed to charge retail customers under federal law or increase the transition charges that it is otherwise entitled to collect under Article XVI of the Act.

          (v)     cancellation of fuel adjustment clause.
                  ComEd's fuel adjustment clause was previously canceled;

          (vi)(A) a description of how ComEd will meet its service obligations under the Act in a safe and reliable manner.

          The Transfer does not pose any risk to the safety and reliability of service provided by ComEd. As discussed above, ComEd will obtain its source of supply from Exelon Genco under the PPA. Exelon Genco, which will combine the ComEd and Power Team wholesale marketing talent and operations, will serve ComEd from the very same resources that ComEd has today: the ComEd nuclear units, the various Fossil Plant Agreements and market sources. Accordingly, the Transfer will not limit or reduce the resources available to serve ComEd.

          Moreover, in no respect will the management of ComEd's power supply be inferior to the management of ComEd's resource portfolio today. To the contrary, the addition of the Power Team expertise to the management of ComEd's supply needs should enhance ComEd's reliability. As Mr. McDonald explains in his direct testimony, Power Team brings to the table a highly successful wholesale marketing operation, with a proven track record.

          Further, the PPA provides for the same type of load and resource planning that ComEd engages in today. Under the PPA, each year ComEd and Exelon Genco will engage in a planning process for the following year. This process will enable Exelon Genco to procure

                                                                   Exhibit D-3.2

whatever resources may be necessary to satisfy ComEd's needs the following year. A load and resource plan for the 2000-2004 period is attached as Appendix K./5/

          After the PPA expires, ComEd will obtain its then-required supply from market sources, which could include Exelon Genco. ComEd expects that the power supply market at that time will include many more supply options than it does today. A substantial amount of new capacity has been proposed in Illinois alone. While not all of the proposed capacity may come to market, ComEd anticipates that a significant level will and that there will be no difficulty procuring replacement supply upon expiration of the PPA. ComEd also notes that, with this Commission's approval, two other Illinois electric utilities, Illinois Power Company and Central Illinois Public Service Company, transferred their electric generating assets to a generating company affiliate and entered into supply contracts with those affiliates that expire on December 31, 2004.

          ComEd will continue to own and operate its transmission and distribution systems. The Transfer will not affect, in any respect or to any degree, ComEd's obligations to the Midwest Independent System Operator.

          The Transfer will not interfere with or disrupt the Company's continuing efforts to improve the performance of its distribution system. To the contrary, the Transfer will separate the distribution and generation functions, and will facilitate singular management focus on

____________________
/5/ Appendix K contains confidential information and is being submitted under seal.

                                                                   Exhibit D-3.2

distribution system operations. As explained in the November 23 Notice regarding the Unicom-PECO merger, the distribution and generation functions will report to separate managers.

          The Transfer also will not adversely affect the Company's ability to invest in distribution system enhancements. As the Company's accompanying ROE analyses demonstrate, the Transfer will have no adverse effect on ROE. Accordingly, the Company's plans to improve its distribution system will be unaffected.

          Likewise, the Transfer will not negatively affect the operating performance of the nuclear units. Indeed, the Transfer is not intended to effect any change in the way those plants are run or managed. The same team that has so dramatically turned around the performance of those plants in a short period of time will continue to operate and manage those plants. Moreover, PECO itself brings an admirable operating record to the table. Between them, Unicom and PECO intend to establish in Exelon Genco the single best nuclear operating team in the business.

          (vi)(B) ComEd's projected earned rate of return on common equity, calculated in accordance with Section 16-111(d) of the Act, for the period 2000 through 2004, both with and without the Transfer.

          Section 16-111(g) requires that the Company submit analyses of its ROE, both with and without the Transfer, for each year subsequent to the Transfer through 2004. The purpose of this requirement is to allow the Commission to assess whether the Transfer will result in the Company's ROE being so low that there is a strong likelihood that the Company would qualify for an exception to the base rate freeze. Section 16-111(d) authorizes electric utilities to request an increase in electric base rates where the utility's two year average ROE is less than the average return on 30-year treasury bonds for the same two-year period. The projections of

                                                                   Exhibit D-3.2

ComEd's annual returns on common equity ("ROE"), both with and without the Transfer, are set forth in Appendix L,/6/ and discussed in Mr. Berdelle's direct testimony. (App.F)

          The ROE analyses provided by the Company amply demonstrate that the Transfer will not produce a strong likelihood that the Transfer will result in ComEd being entitled to request an increase in base rates during the mandatory transition period. To the contrary, the ROE analyses show that the Transfer will not decrease the Company's return on common equity during any study year subsequent to the transfer.

          Moreover, the ROE analyses are extremely conservative. The Company tested the effect of the Transfer under widely varying load retention assumptions: i) retention of all load; and ii) retention of no load. At neither extreme does the Transfer have any significant downward impact on the Company's projected ROE. Also, as noted above, the Transfer minimizes risks embedded in the "no Transfer" base case -- the risk of a deterioration in nuclear operating performance and the risk of an increase in power supply costs. The Transfer fixes ComEd's power supply costs for the four year study period.

     B.   Compliance with Section 16-128(c)

          Section 16-128(c) of the Act imposes certain obligations on the Company in connection with the Transfer. The obligations relate to the terms and conditions of employment for those current employees who are offered jobs with Exelon Genco, and to a transition plan for those employees who are not offered jobs.

________________________
/6/ Appendix L contains confidential information and is being submitted under seal.

                                                                   Exhibit D-3.2

          Section 6.1(b) of the Contribution Agreement (App. A) sets forth the contract provisions necessary to comply with Section 16-128(c).

          ComEd also commits to implement a transition plan, as required by
Section 16-128(c) to the extent that any non-supervisory personnel are not offered employment after the transfer. However, a transition plan for employees who are represented by the Union will be the result of negotiations between ComEd and the Union. Accordingly, it would not be appropriate for ComEd to unilaterally put forth a detailed transition plan at this time.

                                                                   Exhibit D-3.2

                                    Respectfully submitted,
                                    Commonwealth Edison Company



                                    By: ________________________
                                        One of its attorneys


Rebecca J. Lauer
General Counsel
Commonwealth Edison Company
125 S. Clark St.
Chicago, Illinois 60603
(312) 394-5400 - voice
(312) 394-3950 - fax
rebecca.lauer@ucm.com


Paul T. Ruxin
Christopher W. Flynn
Holly D. Gordon
Jones, Day, Reavis & Pogue
77 W. Wacker
Suite 3500
Chicago, Illinois 60601
(312) 782-3939 - voice
(312) 782-8585 - fax
ptruxin@jonesday.com
cflynn@jonesday.com
hgordon@jonesday.com

                                                                   Exhibit D-3.2

                                 Verification
                                 ------------

          Robert K. McDonald, Vice President of Unicom Corporation, being first duly sworn, states that: head has reviewed the accompanying Notice of Transfer of Assets and Wholesale Marketing Business; he is familiar with the facts stated therein; and the facts stated therein are true and correct to the best of his knowledge.

                                         ----------------------------
                                              Robert K. McDonald


Subscribed to and sworn before me
this 17th day of May, 2000.




     Notary Public

                                                                   Exhibit D-3.2

                               List of Appendices
                               ------------------

Contribution Agreement.................................................... A

Interconnection Agreement................................................. B

Facilities Agreement...................................................... C

Power Purchase Agreement.................................................. D

Direct Testimony of Robert K. McDonald.................................... E

Direct Testimony of Robert E. Berdelle.................................... F

Mechanics of Transfer..................................................... G

Statement of Accounting Entries........................................... H

Certification of Independent Certified Accountant......................... I

Certification of Chief Accounting Officer................................. J

Load and Resource Plan.................................................... K

Return on Equity Analysis................................................. L